SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

Ultra Petroleum Corp.
(Name of Issuer)

Common Shares, without par value
(Title of Class of Securities)

903914109
(CUSIP Number)

December 31, 2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)
☒  Rule 13d-1(c)
☐  Rule 13d-1(d)

13G
CUSIP No. 903914109	Page 2 of 20 Pages
1)	NAME OF REPORTING PERSON Scoggin Capital Management II LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 0
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12)	TYPE OF REPORTING PERSON OO

13G
CUSIP No. 903914109	Page 3 of 20 Pages
1)	NAME OF REPORTING PERSON Scoggin International Fund, Ltd.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 3,800,000
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 3,800,000
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,800,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12)	TYPE OF REPORTING PERSON CO

13G
CUSIP No. 903914109	Page 4 of 20 Pages
1)	NAME OF REPORTING PERSON Scoggin Worldwide Fund, Ltd.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 943,071
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 943,071
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 943,071
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12)	TYPE OF REPORTING PERSON CO

13G
CUSIP No. 903914109	Page 5 of 20 Pages
1)	NAME OF REPORTING PERSON SB Special Situation Master Fund SPC – Portfolio F
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 3,834,190
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 3,834,190
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,834,190
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12)	TYPE OF REPORTING PERSON CO

13G
CUSIP No. 903914109	Page 6 of 20 Pages
1)	NAME OF REPORTING PERSON Scoggin Management LP
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 3,800,000
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 3,800,000
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,800,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12)	TYPE OF REPORTING PERSON PN

13G
CUSIP No. 903914109	Page 7 of 20 Pages
1)	NAME OF REPORTING PERSON Scoggin GP LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
		6)	SHARED VOTING POWER 3,800,000
		7)	SOLE DISPOSITIVE POWER 0
		8)	SHARED DISPOSITIVE POWER 3,800,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,800,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12)	TYPE OF REPORTING PERSON OO

13G
CUSIP No. 903914109	Page 8 of 20 Pages
1)	NAME OF REPORTING PERSON Old Bellows Partners LP
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 4,777,261
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 4,777,261
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,777,261
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%
12)	TYPE OF REPORTING PERSON PN

13G
CUSIP No. 903914109	Page 9 of 20 Pages
1)	NAME OF REPORTING PERSON Old Bell Associates LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION New York
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
		6)	SHARED VOTING POWER 4,777,261
		7)	SOLE DISPOSITIVE POWER 0
		8)	SHARED DISPOSITIVE POWER 4,777,261
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,777,261
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%
12)	TYPE OF REPORTING PERSON OO

13G
CUSIP No. 903914109	Page 10 of 20 Pages
1)	NAME OF REPORTING PERSON A. Dev Chodry
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 39,410
		6)	SHARED VOTING POWER 8,577,261
		7)	SOLE DISPOSITIVE POWER 39,410
		8)	SHARED DISPOSITIVE POWER 8,577,261
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,616,671
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12)	TYPE OF REPORTING PERSON IN

13G
CUSIP No. 903914109	Page 11 of 20 Pages
1)	NAME OF REPORTING PERSON Craig Effron
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 50,000
		6)	SHARED VOTING POWER 8,577,261
		7)	SOLE DISPOSITIVE POWER 50,000
		8)	SHARED DISPOSITIVE POWER 8,577,261
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,627,261
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12)	TYPE OF REPORTING PERSON IN

13G
CUSIP No. 903914109	Page 12 of 20 Pages
1)	NAME OF REPORTING PERSON Curtis Schenker
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 80,300
		6)	SHARED VOTING POWER 8,577,261
		7)	SOLE DISPOSITIVE POWER 80,300
		8)	SHARED DISPOSITIVE POWER 8,577,261
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,657,561
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12)	TYPE OF REPORTING PERSON IN

Item 1(a).	Name of Issuer:

Ultra Petroleum Corp.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

400 North Sam Houston Parkway E., Suite 1200, Houston, Texas

Item 2(a).	Name of Persons Filing:

(i)	Scoggin Capital Management II LLC
(ii)	Scoggin International Fund, Ltd.
(iii)	Scoggin Worldwide Fund, Ltd.
(iv)	SB Special Situation Master Fund SPC – Portfolio F
(v)          Scoggin Management LP
(vi)	Scoggin GP LLC
(vii)	Old Bellows Partners LP
(viii)	Old Bell Associates LLC
(ix)	A. Dev Chodry
(x)	Craig Effron
(xi)	Curtis Schenker

(collectively, the “Reporting Persons” and each, a “Reporting Person”)

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Each of Scoggin International Fund, Ltd., Scoggin Worldwide Fund, Ltd. and SB Special Situation Master Fund SPC – Portfolio F has a business address at c/o Mourant Ozannes Corporate Services (Cayman) Ltd., 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands.

Each of the other Reporting Persons has a business address at 660 Madison Avenue, New York, NY 10065.

Item 2(c).	Citizenship or Place of Organization:

(i)	Scoggin Capital Management II LLC
Delaware

(ii)	Scoggin International Fund, Ltd.
Cayman Islands

(iii)	Scoggin Worldwide Fund, Ltd.
Cayman Islands

(iv)	SB Special Situation Master Fund SPC – Portfolio F
Cayman Islands

(v)	Scoggin Management LP
Delaware

(vi)	Scoggin GP LLC
Delaware

(vii)	Old Bellows Partners LP
Delaware

(viii)	Old Bell Associates LLC
New York

(ix)	A. Dev Chodry
USA

(x)	Craig Effron
USA

(xi)	Curtis Schenker
USA

Item 2(d).	Title of Class of Securities:

Common Shares

Item 2(e).	CUSIP Number:

903914109

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

(i)          Scoggin Capital Management II LLC1

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0%[2]

(c)	Number of shares as to which such person has:

(i)          Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)          Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

(ii)          Scoggin International Fund, Ltd.3

(a)	Amount beneficially owned: 3,800,000

(b)	Percent of class: 2.5%

(c)	Number of shares as to which such person has:

(i)          Sole power to vote or to direct the vote: 3,800,000

[1]
Since the Reporting Person’s last statement on Schedule 13G, Scoggin Capital Management II LLC has entered into a master-feeder fund structure with Scoggin International Fund, Ltd.  Scoggin Capital Management II LLC has become an onshore feeder fund for Scoggin International Fund, Ltd., which is now the master fund. At the time this structure was entered into the Common Shares previously held by Scoggin Capital Management II LLC were transferred to Scoggin International Fund Ltd.  Pursuant to this change, Scoggin Capital Management II LLC’s previously reported beneficial ownership over the Common Shares has been disposed of.

[2]
Percentages are based on 153,398,599 shares of common stock outstanding as of October 19, 2016, as reported in the issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 27, 2016.

[3]
The investment manager of Scoggin International Fund, Ltd. is Scoggin Management LP. A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP.  Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Scoggin Management LP. Scoggin GP LLC is the general partner of Scoggin Management LP.  Craig Effron and Curtis Schenker are the managing members of Scoggin GP LLC.

(ii)	Shared power to vote or to direct the vote: 0

(iii)          Sole power to dispose or to direct the disposition of: 3,800,000

(iv)	Shared power to dispose or to direct the disposition of: 0

(iii)          Scoggin Worldwide Fund, Ltd.4

(a)	Amount beneficially owned: 943,071

(b)	Percent of class: 0.6%

(c)	Number of shares as to which such person has:

(i)          Sole power to vote or to direct the vote: 943,071

(ii)	Shared power to vote or to direct the vote: 0

(iii)          Sole power to dispose or to direct the disposition of: 943,071

(iv)	Shared power to dispose or to direct the disposition of: 0

(iv)          SB Special Situation Master Fund SPC – Portfolio F5

(a)	Amount beneficially owned: 3,834,190

(b)	Percent of class: 2.5%

(c)	Number of shares as to which such person has:

(i)          Sole power to vote or to direct the vote: 3,834,190

(ii)	Shared power to vote or to direct the vote: 0

(iii)          Sole power to dispose or to direct the disposition of: 3,834,190

(iv)	Shared power to dispose or to direct the disposition of: 0

 (v)          Scoggin Management LP6

[4]
The investment manager of Scoggin Worldwide Fund, Ltd. is Old Bellows Partners LP. Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP.  A. Dev Chodry is the managing member of Old Bell Associates LLC.

[5]
The investment manager of SB Special Situation Master Fund SPC – Portfolio F is Old Bellows Partners LP. Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP.  A. Dev Chodry is the managing member of Old Bell Associates LLC.

[6]
Scoggin Management LP is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP. Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Scoggin Management LP.  Scoggin GP LLC is the general partner of Scoggin Management LP.  Craig Effron and Curtis Schenker are the managing members of Scoggin GP LLC.

(a)	Amount beneficially owned: 3,800,000

(b)	Percent of class: 2.5%

(c)	Number of shares as to which such person has:

(i)          Sole power to vote or to direct the vote: 3,800,000

(ii)	Shared power to vote or to direct the vote: 0

(iii)          Sole power to dispose or to direct the disposition of: 3,800,000

(iv)	Shared power to dispose or to direct the disposition of: 0

(vi)          Scoggin GP LLC7

(a)	Amount beneficially owned: 3,800,000

(b)	Percent of class: 2.5%

(c)	Number of shares as to which such person has:

(i)          Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 3,800,000

(iii)          Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 3,800,000

(vii)          Old Bellows Partners LP8

[7]
Scoggin GP LLC is the general partner of Scoggin Management LP.  Scoggin Management LP is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP. Craig Effron and Curtis Schenker  are Co-Chief Investment Officers for Event Driven Strategies for Scoggin Management LP.  Craig Effron and Curtis Schenker are the managing members of Scoggin GP LLC.

[8]
Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and of SB Special Situation Master Fund SPC – Portfolio F.  Craig Effron and Curtis Schenker are Co-Chief Investment Officer of Event Driven Strategies for Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP.  A. Dev Chodry is the managing member of Old Bell Associates LLC.

(a)	Amount beneficially owned: 4,777,261

(b)	Percent of class: 3.1%

(c)	Number of shares as to which such person has:

(i)          Sole power to vote or to direct the vote: 4,777,261

(ii)	Shared power to vote or to direct the vote: 0

(iii)          Sole power to dispose or to direct the disposition of: 4,777,261

(iv)	Shared power to dispose or to direct the disposition of: 0

(viii)          Old Bell Associates LLC9

(a)	Amount beneficially owned: 4,777,261

(b)	Percent of class: 3.1%

(c)	Number of shares as to which such person has:

(i)          Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 4,777,261

(iii)          Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 4,777,261

(ix)          A. Dev Chodry10

(a)	Amount beneficially owned: 8,616,671

[9]
Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC.  Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and of SB Special Situation Master Fund SPC – Portfolio F.  Craig Effron and Curtis Schenker are Co-Chief Investment Officers of Event Driven Strategies for Old Bellows Partners LP.

[10]
A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP. Scoggin Management LP is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. A. Dev Chodry is the managing member of Old Bell Associates LLC. Old Bell Associates LLC is the general partner of Old Bellows Partners LP.  Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and of SB Special Situation Master Fund SPC – Portfolio F.

(b)	Percent of class: 5.6%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 39,410

(ii)	Shared power to vote or to direct the vote: 8,577,261

(iii)	Sole power to dispose or to direct the disposition of: 39,410

(iv)	Shared power to dispose or to direct the disposition of: 8,577,261

 (x)          Craig Effron11

(a)	Amount beneficially owned: 8,627,261

(b)	Percent of class: 5.6%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 50,000

(ii)	Shared power to vote or to direct the vote: 8,577,261

(iii)	Sole power to dispose or to direct the disposition of: 50,000

(iv)	Shared power to dispose or to direct the disposition of: 8,577,261

(xi)          Curtis Schenker12

(a)	Amount beneficially owned: 8,657,561

(b)	Percent of class: 5.6%

[11]
Craig Effron is a Co-Chief Investment Officer for Event Driven Strategies for Scoggin Management LP. Scoggin Management LP is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. Scoggin GP LLC is the general partner of Scoggin Management LP.  Craig Effron is a managing member of Scoggin GP LLC. Craig Effron is a Co-Chief Investment Officer for Event Driven Strategies for Old Bellows Partners LP.  Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and of SB Special Situation Master Fund SPC – Portfolio F.

[12]
Curtis Schenker is a Co-Chief Investment Officer for Event Driven Strategies for Scoggin Management LP. Scoggin Management LP is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd.  Scoggin GP LLC is the general partner of Scoggin Management LP.  Curtis Schenker is a managing member of Scoggin GP LLC.  Curtis Schenker is a Co-Chief Investment Officer for Event Driven Strategies for Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and of SB Special Situation Master Fund SPC – Portfolio F.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 80,300[13]

(ii)	Shared power to vote or to direct the vote: 8,577,261

(iii)	Sole power to dispose or to direct the disposition of: 80,300

(iv)	Shared power to dispose or to direct the disposition of: 8,577,261

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

A person other than the Reporting Persons has the right to receive dividends from, or the proceeds from the sale of, such securities with respect to the 55,300 shares held in certain accounts as to which Curtis Schenker has discretionary authority.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable

Item 10.	Certification.

By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

[13]	Includes 55,300 shares held in accounts as to which Curtis Schenker has discretionary authority.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement with respect to the Reporting Person on whose behalf the undersigned is executing this statement is true, complete and correct.

Dated as of February 13, 2017	Scoggin Capital Management II LLC

By: Scoggin Management LP as Investment Manager By: Scoggin GP LLC, its General Partner By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of February 13, 2017	Scoggin International Fund, Ltd.

By: Scoggin Management LP, as Investment Manager By: Scoggin GP LLC, its General Partner By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of February 13, 2017	Scoggin Worldwide Fund, Ltd.

By: Old Bellows Partners LP, as Investment Manager By: Old Bell Associates LLC, its General Partner By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member

Dated as of February 13, 2017	SB Special Situation Master Fund SPC – Portfolio F

By: Old Bellows Partners LP, as Investment Manager By: Old Bell Associates LLC, its General Partner By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member

Dated as of February 13, 2017	Scoggin Management LP

By: Scoggin GP LLC, its General Partner By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of February 13, 2017	Scoggin GP LLC

By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of February 13, 2017	Old Bellows Partners LP

By: Old Bell Associates LLC, its General Partner

By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member

Dated as of February 13, 2017	Old Bell Associates LLC

By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member

Dated as of February 13, 2017	/s/ A. Dev Chodry A. Dev Chodry

Dated as of February 13, 2017	/s/ Craig Effron Craig Effron

Dated as of February 13, 2017	/s/ Curtis Schenker Curtis Schenker

Exhibit A

Agreement of Joint Filing

Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated as of February 13, 2017	Scoggin Capital Management II LLC

By: Scoggin Management LP, as Investment Manager By: Scoggin GP LLC, its General Partner By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of February 13, 2017	Scoggin International Fund, Ltd.

By: Scoggin Management LP, as Investment Manager By: Scoggin GP LLC, its General Partner By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of February 13, 2017	Scoggin Worldwide Fund, Ltd.

By: Old Bellows Partners LP, as Investment Manager By: Old Bell Associates LLC, its General Partner By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member

Dated as of February 13, 2017	SB Special Situation Master Fund SPC – Portfolio F

By: Old Bellows Partners LP, as Investment Manager By: Old Bell Associates LLC, its General Partner By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member

Dated as of February 13, 2017	Scoggin Management LP

By: Scoggin GP LLC, its General Partner By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of February 13, 2017	Scoggin GP LLC

By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of February 13, 2017	Old Bellows Partners LP

By: Old Bell Associates LLC, its General Partner

By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member

Dated as of February 13, 2017	Old Bell Associates LLC

By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member

Dated as of February 13, 2017	/s/ A. Dev Chodry A. Dev Chodry

Dated as of February 13, 2017	/s/ Craig Effron Craig Effron

Dated as of February 13, 2017	/s/ Curtis Schenker Curtis Schenker